UNITEDSTATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 31, 2006

A. M. Castle & Co.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

3400 N. Wolf Road, Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code	847/455-7111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 2.02 Results of Operations and Financial Condition

On Tuesday, October 31, 2006 the Company disseminated a press release, attached as Exhibit A, announcing the Company’s operational results for the period September 30, 2006.

As part of the press release there is a bridge of the non-GAAP financial measurement of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to reported net income. It is shown below the disclosure of the GAAP figures for Operating income, Net income and Diluted earnings per share. This reconciliation of EBITDA to Net income is for the Three Months ended September 30, 2006 and September 30, 2005 and the Nine Months ended September 30, 2006 and September 30, 2005.

The Company believes, however, that EBITDA is an important term and concept because of its use by the professional investment community, including the Company’s primary lenders. The Company believes the use of this Term is necessary to a proper understanding of the changes in the Company’s earnings.

Item 9.01 Financial Statements and Exhibits

99.1 Press Release October 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. Castle & Co.

/s/ Lawrence A. Boik
Vice President and Chief Financial Officer

Date	October 31, 2006

3400 North Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111
A. M. CASTLE & CO.

For Further Information:

———AT THE COMPANY———	——AT ASHTON PARTNERS——
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email: kpyra@ashtonpartners.com

Traded: AMEX, CSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 31, 2006

A. M. CASTLE & CO. ANNOUNCES CONTINUED STRONG
SALES AND EARNINGS PERFORMANCE

Declares a Quarterly Cash Dividend

FRANKLIN PARK, IL, OCTOBER 31st— A. M. Castle & Co. (AMEX: CAS), a global distributor of specialty metal and plastic products and services announced today continued strong customer demand and record sales and earnings performance for the quarter ended September 30, 2006.
Consolidated net sales for the third quarter ended September 30, 2006 were $300.8 million, an increase of $66.3 million, or 28.2% from the third quarter of 2005. Year-to-date consolidated net sales were $855.6 million, an increase of $123.9 million, or 16.9% from the same period of 2005.
“We continue to experience strong demand for our products and services,” stated Michael Goldberg, President and CEO of A. M. Castle. “Of the 28% increase in our third quarter revenues, 8% was attributable to volume, 12% to price increases and 8% to our acquisition of Transtar. Sales of nickel alloy products were particularly robust, with tonnage in that product family growing 60% compared to the third quarter of last year, reflecting the strong oil and gas market. Year-to-date revenues were 17% ahead of last year, of which 7% was attributable to volume, 7% to price and 3% to Transtar,” Goldberg continued.

On September 5, 2006 the Company announced its acquisition of Transtar Metals, a leading distributor of high-performance alloys to the aerospace and defense industries world-wide.  Under the terms of the agreement signed August 12, 2006, the closing purchase price was $173.3 million subject to final adjustments, including the assumption of $1.0 million of foreign debt and $0.6 million of capital leases. The purchase was funded with approximately $30.0 million of available cash and $142.0 million of debt financing.
Transtar Metals has eight operations strategically located in aerospace hubs in the U.S., the United Kingdom and France. Additionally, Transtar maintains a sales presence throughout Europe and the Far East. International sales are over one-third of Transtar’s total revenue stream. “We are very pleased with our acquisition of Transtar and our people are working together extremely well. The aerospace business continues to be strong,” commented Goldberg.
Net income applicable to common stock for the third quarter was $15.3 million, or $0.82 per diluted share, compared to $10.1 million, or $0.56 per diluted share in the third quarter of 2005. Year-to-date net income applicable to common stock was $45.2 million, or $2.45 per diluted share, compared to $34.9 million, or $1.93 per diluted share for the same period of 2005.
In its Metals segment the Company reported 30% sales growth for the third quarter and 18% on a year-to-date basis. The Transtar acquisition contributed 8% of that growth for the third quarter and 3% year-to-date. Increased volume was 9% and 8% for the third quarter and year-to-date, respectively. Material price increases accounted for the remainder of the sales growth.
Plastic segment sales increased 11% compared to the third quarter of 2005, and 9% on a year-to-date basis. Sales growth, excluding material price increases in this segment was 9% and 3% for the third quarter and year-to-date comparable periods, respectively.
“We will continue to look to invest in certain markets which we believe have higher growth potential and where we can leverage our expertise in specialty products,” stated Goldberg. “Our acquisition of Transtar Metals is the cornerstone of our long-term strategic growth initiative in this regard. Including Transtar, we have about 30% of our total Company revenues aligned with the global aerospace and defense industry. It is our intent to invest in other industries that are in line with our strategic goals over the next few years, but we are very mindful of our balance sheet,” concluded Goldberg.
Larry Boik, Vice President and CFO of the Company commented, “Our balance sheet and cash position allowed us to move forward with the strategic acquisition of Transtar. The future cash earnings of the business will be used to reduce our debt and to provide similar flexibility to fund future strategic growth opportunities as they arise. We will remain diligent in managing the balance sheet through the business cycles as we execute our growth strategy.”

    On October 26, 2006 the Company’s Board of Directors approved a quarterly cash dividend of 6 cents per share, payable on November 27, 2006 to shareholders of record at the close of business on November 10, 2006.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a specialty metal and plastic products and services distributor, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its core metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 65 locations throughout North America and Europe. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol "CAS".

Safe Harbor Statement / Regulation G Disclosure
This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission.
The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense (including discount on accounts receivable sold), less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company's operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.

CONSOLIDATED STATEMENTS OF INCOME	For the Three		For the Nine
(Dollars in thousands, except per share data)	Months Ended		Months Ended
Unaudited	Sept 30,		Sept 30,
	2006	2005	2006	2005

Net sales	$300,809	$234,551	$855,610	$731,721
Cost of material sold	214,792	163,956	606,136	512,705
Gross material margin	86,017	70,595	249,474	219,016

Plant and delivery expense	30,117	27,920	88,720	81,635
Sales, general, and administrative expense	26,847	23,405	76,805	69,509
Depreciation and amortization expense	3,225	2,205	8,323	6,752
Total operating expense	60,189	53,530	173,848	157,896

Operating income	25,828	17,065	75,626	61,120

Interest expense, net	(1,903)	(1,765)	(3,949)	(5,875)
Discount on sale of accounts receivable	-	(127)	-	(1,127)

Income before income taxes and equity earnings of joint venture	23,925	15,173	71,677	54,118

Income taxes	(9,470)	(5,673)	(29,110)	(21,888)
Income before equity in earnings of joint venture	14,455	9,500	42,567	32,230

Equity in earnings of joint venture	1,037	817	3,332	3,342
Net income	15,492	10,317	45,899	35,572

Preferred dividends	(235)	(240)	(720)	(720)
Net income applicable to common stock	$15,257	$10,077	$45,179	$34,852

Diluted earnings per share	$0.82	$0.56	$2.45	$1.93

EBITDA *	$30,090	$20,087	$87,281	$71,214

*Earnings before interest, discount on sale of accounts receivable, taxes, depreciation and amortization

Reconciliation of EBITDA to net income:	For the Three		For the Nine
	Months Ended		Months Ended
	Sept 30,		Sept 30,
	2006	2005	2006	2005

Net income	$15,492	$10,317	$45,899	$35,572
Depreciation and amortization	3,225	2,205	8,323	6,752
Interest, net	1,903	1,765	3,949	5,875
Discount on accounts receivable sold	-	127	-	1,127
Provision from income taxes	9,470	5,673	29,110	21,888
EBITDA	$30,090	$20,087	$87,281	$71,214

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)	As of
Unaudited	Sept 30,	Dec 31
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$9,756	$37,392
Accounts receivable, less allowances of $3,263 at September 30, 2006
and $1,763 at December 31, 2005	182,023	107,064
Inventories (principally on last-in, first-out basis)	216,216	119,306
(latest cost higher by $121,865 at September 30, 2006 and $104,036 at December 31, 2005)
Other current assets	13,996	6,351
Total current assets	421,991	270,113
Investment in joint venture	13,000	10,850
Goodwill	99,208	32,222
Intangible assets	68,520	70
Prepaid pension cost	39,082	41,946
Other assets	6,462	4,112
Property, plant and equipment, at cost
Land	5,224	4,772
Buildings	48,641	45,890
Machinery and equipment	138,458	127,048
	192,323	177,710
Less - accumulated depreciation	(121,080)	(113,288)
	71,243	64,422
Total assets	$719,506	$423,735

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$144,298	$103,246
Accrued liabilities	32,972	21,535
Current and deferred income taxes	10,863	7,052
Short-term debt	129,223	-
Current portion of long-term debt	12,527	6,233
Total current liabilities	329,883	138,066
Long-term debt, less current portion	97,718	73,827
Deferred income taxes	48,618	21,903
Deferred gain on sale of assets	5,907	5,967
Pension and postretirement benefit obligations	9,181	8,467
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000,000 shares
authorized; 12,000 shares issued and outstanding	11,239	11,239
Common stock, $0.01 par value - authorized 30,000,000
shares; issued and outstanding 17,013,371 at September 30, 2006
and 16,605,714 at December 31, 2005	170	166
Additional paid-in capital	67,772	60,916
Retained earnings	152,670	110,530
Accumulated other comprehensive income	3,281	2,370
Treasury stock, at cost - 411,235 shares at September 30, 2006
and 546,065 shares at December 31, 2005	(6,933)	(9,716)
Total stockholders' equity	228,199	175,505
Total liabilities and stockholders' equity	$719,506	$423,735

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)	For the Nine Months
Unaudited	Ended Sept 30,
	2006	2005

Cash flows from operating activities:
Net income	$45,899	$35,572
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	8,323	6,752
Amortization of deferred gain	(559)	(639)
Equity in earnings from joint venture	(3,332)	(3,342)
Stock compensation expense	2,911	2,607
Deferred tax provision	4,730	241
Excess tax benefits from stock-based payment arrangements	(1,210)	-
Increase (decrease) from changes, net of acquisitions, in:
Accounts receivable	(40,380)	(35,776)
Inventories	(36,020)	18,205
Prepaid pension costs	2,865	987
Other current assets	(2,115)	316
Accounts payable	20,423	(8,182)
Accrued liabilities	3,849	4,401
Income tax payable	(9,946)	5,265
Postretirement benefit obligations and other liabilities	(1,585)	308
Net cash (used in) from operating activities	(6,147)	26,715

Cash flows from investing activities:
Investments and acquisitions, net of cash acquired	(175,795)	(236)
Dividends from joint venture	1,231	1,705
Capital expenditures	(10,170)	(4,784)
Collection of note receivable	-	2,639
Net cash used in investing activities	(184,734)	(676)

Cash flows from financing activities:
Proceeds from issuance of short-term debt	128,943	-
Proceeds from issuance of long-term debt	30,574	4,000
Repayments of long-term debt	(680)	(21,542)
Preferred stock dividend	(720)	(720)
Dividends paid	(3,039)	-
Exercise of stock options and other	6,525	597
Excess tax benefits from stock-based payment arrangements	1,210	-
Net cash from (used in) financing activities	162,813	(17,665)

Effect of exchange rate changes on cash and cash equivalents	432	476

Net (decrease) increase in cash and cash equivalents	(27,636)	8,850

Cash and cash equivalents - beginning of year	$37,392	$3,106
Cash and cash equivalents - end of period	$9,756	$11,956